UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

MASONITE INTERNATIONAL CORPORATION.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

575385109

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 575385109	Page 1 of 18

1	Names of reporting persons The Carlyle Group L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,773,781
	7	Sole dispositive power 0
	8	Shared dispositive power 1,773,781
9	Aggregate amount beneficially owned by each reporting person 1,773,781
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.0%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 575385109	Page 2 of 18

1	Names of reporting persons Carlyle Group Management L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,773,781
	7	Sole dispositive power 0
	8	Shared dispositive power 1,773,781
9	Aggregate amount beneficially owned by each reporting person 1,773,781
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.0%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 575385109	Page 3 of 18

1	Names of reporting persons Carlyle Holdings I GP Inc.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,773,781
	7	Sole dispositive power 0
	8	Shared dispositive power 1,773,781
9	Aggregate amount beneficially owned by each reporting person 1,773,781
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.0%
12	Type of reporting person CO

SCHEDULE 13G

CUSIP No. 575385109	Page 4 of 18

1	Names of reporting persons Carlyle Holdings I GP Sub L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,773,781
	7	Sole dispositive power 0
	8	Shared dispositive power 1,773,781
9	Aggregate amount beneficially owned by each reporting person 1,773,781
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.0%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 575385109	Page 5 of 18

1	Names of reporting persons Carlyle Holdings I L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,773,781
	7	Sole dispositive power 0
	8	Shared dispositive power 1,773,781
9	Aggregate amount beneficially owned by each reporting person 1,773,781
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.0%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 575385109	Page 6 of 18

1	Names of reporting persons TC Group, L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,773,781
	7	Sole dispositive power 0
	8	Shared dispositive power 1,773,781
9	Aggregate amount beneficially owned by each reporting person 1,773,781
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.0%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 575385109	Page 7 of 18

1	Names of reporting persons TC Group Sub L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,773,781
	7	Sole dispositive power 0
	8	Shared dispositive power 1,773,781
9	Aggregate amount beneficially owned by each reporting person 1,773,781
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.0%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 575385109	Page 8 of 18

1	Names of reporting persons TC Group CSP II, L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,773,781
	7	Sole dispositive power 0
	8	Shared dispositive power 1,773,781
9	Aggregate amount beneficially owned by each reporting person 1,773,781
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.0%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 575385109	Page 9 of 18

1	Names of reporting persons CSP II General Partner, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,773,781
	7	Sole dispositive power 0
	8	Shared dispositive power 1,773,781
9	Aggregate amount beneficially owned by each reporting person 1,773,781
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.0%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 575385109	Page 10 of 18

1	Names of reporting persons Carlyle Strategic Partners II, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,714,183
	7	Sole dispositive power 0
	8	Shared dispositive power 1,714,183
9	Aggregate amount beneficially owned by each reporting person 1,714,183
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 5.8%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 575385109	Page 11 of 18

1	Names of reporting persons CSP II Coinvestment, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 59,598
	7	Sole dispositive power 0
	8	Shared dispositive power 59,598
9	Aggregate amount beneficially owned by each reporting person 59,598
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.2%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 575385109	Page 12 of 18

ITEM 1.	(a)	Name of Issuer:

Masonite International Corporation (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

2771 Rutherford Road

Concord, Ontario L4K 2N6 Canada

ITEM 2.	(a)	Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

Carlyle Group Management L.L.C.

The Carlyle Group L.P.

Carlyle Holdings I GP Inc.

Carlyle Holdings I GP Sub L.L.C.

Carlyle Holdings I L.P.

TC Group, L.L.C.

TC Group Sub L.P.

TC Group CSP II, L.L.C.

CSP II General Partner, L.P.

Carlyle Strategic Partners II, L.P.

CSP II Coinvestment, L.P.

(b)	Address or Principal Business Office:

The business address of each of the Reporting Persons is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004-2505.

(c)	Citizenship of each Reporting Person is:

Each of the Reporting Persons is organized in the state of Delaware.

(d)	Title of Class of Securities:

Common stock, no par value per share (“Common Stock”)

(e)	CUSIP Number:

575385109

SCHEDULE 13G

CUSIP No. 575385109	Page 13 of 18

ITEM 3.

Not applicable.

ITEM 4.	Ownership

Ownership (a-c)

The ownership information presented below represents beneficial ownership of Common Stock of the Issuer as of June 9, 2014, based upon 29,429,916 shares of the Issuer’s Common Stock outstanding as of May 5, 2014.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
Carlyle Group Management L.L.C.	1,773,781	6.0%	0	1,773,781	0	1,773,781
The Carlyle Group L.P.	1,773,781	6.0%	0	1,773,781	0	1,773,781
Carlyle Holdings I GP Inc.	1,773,781	6.0%	0	1,773,781	0	1,773,781
Carlyle Holdings I GP Sub L.L.C.	1,773,781	6.0%	0	1,773,781	0	1,773,781
Carlyle Holdings I L.P.	1,773,781	6.0%	0	1,773,781	0	1,773,781
TC Group, L.L.C.	1,773,781	6.0%	0	1,773,781	0	1,773,781
TC Group Sub L.P.	1,773,781	6.0%	0	1,773,781	0	1,773,781
TC Group CSP II, L.L.C.	1,773,781	6.0%	0	1,773,781	0	1,773,781
CSP II General Partner, L.P.	1,773,781	6.0%	0	1,773,781	0	1,773,781
Carlyle Strategic Partners II, L.P.	1,714,183	5.8%	0	1,714,183	0	1,714,183
CSP II Coinvestment, L.P.	59,598	0.2%	0	59,598	0	59,598

Carlyle Strategic Partners II, L.P. and CSP II Coinvestment, L.P. are the record holders of 1,352,317 and 47,010 shares of Common Stock, respectively, and warrants representing the right to purchase 361,866 and 12,588 shares of Common Stock for $50.77 per share, respectively. Such amounts do not include 13,952 shares of Common Stock and warrants representing the right to purchase 32,476 shares of Common Stock for $50.77 per share, which were held by Carlyle Strategic Partners, L.P. as of December 31, 2013, but sold prior to the date hereof.

Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the sole shareholder of Carlyle Holdings I GP Inc., which is the managing member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which is the managing member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the managing member of TC Group CSP II, L.L.C., which is the general partner of CSP II General Partner, L.P., which is the general partner of each of Carlyle Strategic Partners II, L.P. and CSP II Coinvestment, L.P. TC Group, L.L.C. is also the general partner of CSP General Partner, L.P., which is the general partner of Carlyle Strategic Partners, L.P.

SCHEDULE 13G

CUSIP No. 575385109	Page 14 of 18

ITEM 5.	Ownership of Five Percent or Less of a Class

Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group

Not applicable.

ITEM 9.	Notice of Dissolution of Group

Not applicable.

ITEM 10.	Certification

Not applicable.

SCHEDULE 13G

CUSIP No. 575385109	Page 15 of 18

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 9, 2014

Carlyle Group Management L.L.C.

By:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

The Carlyle Group L.P.
By: Carlyle Group Management L.L.C., its general partner

By:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

Carlyle Holdings I GP Inc.

by:	/s/ R. Rainey Hoffman, attorney in fact
Name:	Daniel A. D’Aniello
Title:	Chairman

Carlyle Holdings I GP Sub L.L.C.
by: Carlyle Holdings I GP Inc., its managing member

by:	/s/ R. Rainey Hoffman, attorney in fact
Name:	Daniel A. D’Aniello
Title:	Chairman

Carlyle Holdings I L.P.
by: Carlyle Holdings I GP Sub L.L.C., its general partner
by: Carlyle Holdings I GP Inc., its managing member

by:	/s/ R. Rainey Hoffman, attorney in fact
Name:	Daniel A. D’Aniello
Title:	Chairman

SCHEDULE 13G

CUSIP No. 575385109	Page 16 of 18

TC Group, L.L.C.
by: Carlyle Holdings I L.P., its managing member
by: Carlyle Holdings I GP Sub L.L.C., its general partner
by: Carlyle Holdings I GP Inc., its managing member

by:	/s/ R. Rainey Hoffman, attorney in fact
Name:	Daniel A. D’Aniello
Title:	Chairman

TC Group Sub L.P.
by: TC Group, L.L.C., its general partner
by: Carlyle Holdings I L.P., its managing member
by: Carlyle Holdings I GP Sub L.L.C., its general partner
by: Carlyle Holdings I GP Inc., its managing member

by:	/s/ R. Rainey Hoffman, attorney in fact
Name:	Daniel A. D’Aniello
Title:	Chairman

TC Group CSP II, L.L.C.
by: TC Group Sub L.P., its managing member
by: TC Group, L.L.C., its general partner
by: Carlyle Holdings I L.P., its managing member
by: Carlyle Holdings I GP Sub L.L.C., its general partner
by: Carlyle Holdings I GP Inc., its managing member

by:	/s/ R. Rainey Hoffman, attorney in fact
Name:	Daniel A. D’Aniello
Title:	Chairman

CSP II General Partner, L.P.
by: TC Group CSP II, L.L.C., its general partner
by: TC Group Sub L.P., its managing member
by: TC Group, L.L.C., its general partner
by: Carlyle Holdings I L.P., its managing member
by: Carlyle Holdings I GP Sub L.L.C., its general partner
by: Carlyle Holdings I GP Inc., its managing member

by:	/s/ R. Rainey Hoffman, attorney in fact
Name:	Daniel A. D’Aniello
Title:	Chairman

SCHEDULE 13G

CUSIP No. 575385109	Page 17 of 18

Carlyle Strategic Partners II, L.P.
by: CSP II General Partner, L.P., its general partner
by: TC Group CSP II, L.L.C., its general partner
by: TC Group Sub L.P., its managing member
by: TC Group, L.L.C., its general partner
by: Carlyle Holdings I L.P., its managing member
by: Carlyle Holdings I GP Sub L.L.C., its general partner
by: Carlyle Holdings I GP Inc., its managing member

by:	/s/ R. Rainey Hoffman, attorney in fact
Name:	Daniel A. D’Aniello
Title:	Chairman

CSP II Coinvestment, L.P.
by: CSP II General Partner, L.P., its general partner
by: TC Group CSP II, L.L.C., its general partner
by: TC Group Sub L.P., its managing member
by: TC Group, L.L.C., its general partner
by: Carlyle Holdings I L.P., its managing member
by: Carlyle Holdings I GP Sub L.L.C., its general partner
by: Carlyle Holdings I GP Inc., its managing member

by:	/s/ R. Rainey Hoffman, attorney in fact
Name:	Daniel A. D’Aniello
Title:	Chairman

SCHEDULE 13G

CUSIP No. 575385109	Page 18 of 18

LIST OF EXHIBITS

Exhibit No.	Description

24	Power of Attorney.

99	Joint Filing Agreement.